Exhibit (a)(1)(i)

EVOLUTION PETROLEUM CORPORATION

OFFER TO EXCHANGE

RESTRICTED STOCK

FOR

CERTAIN OUTSTANDING STOCK OPTIONS

THIS EXCHANGE PROGRAM AND ALL WITHDRAWAL RIGHTS EXPIRE

AT 11:59 P.M., U.S. EASTERN DAYLIGHT TIME, (“EDT”) ON JUNE 15, 2009, UNLESS THIS EXCHANGE PROGRAM IS EXTENDED OR TERMINATED.

This document constitutes part of the Section 10(a) Prospectus

Relating to the Evolution Petroleum Corporation’s Amended and Restated 2004 Stock Plan

The Date of this Offer is May 15, 2009

Evolution Petroleum Corporation, a Delaware corporation, (together with its subsidiaries, “Evolution Petroleum,” “EPM,” “Company,” “we,” “our” or “us”) is offering employees and consultants the opportunity to exchange certain outstanding stock option grants to purchase shares of our common stock granted under the Evolution Petroleum Corporation Amended and Restated 2004 Stock Plan (the “2004 Stock Plan”) that have a per share exercise price of $2.33 or greater, which we refer to as an “Eligible Option Grant,” for restricted common stock, which is subject to vesting based on continued employment for a specified period (the “Restricted Stock”).  An Eligible Option Grant will be exchanged for Restricted Stock in the ratio of 1 share of Restricted Stock for every 1.7273 stock options rounded to the nearest whole number (the “Conversion Factor”), on the terms and under the conditions set forth in this offer to exchange (the “Offer to Exchange”).  We refer to this offer to exchange Eligible Option Grants for Restricted Stock in accordance with the terms and conditions of this Offer to Exchange as the “Exchange Program.”  In this Offer to Exchange, when we refer to a “Section,” unless otherwise indicated, we are referring to a Section of the discussion in this Offer to Exchange under Part III, “The Exchange Program.”

Each Eligible Option Grant that may be exchanged pursuant to the Exchange Program was granted under the 2004 Stock Plan.  Restricted Stock will be granted under the 2004 Stock Plan upon the terms and subject to the conditions set forth in this Offer to Exchange, the related Evolution Petroleum Corporation Stock Option Exchange Program Election Form (the “Election Form”), the related Evolution Petroleum Corporation Eligible Option Grant and Restricted Stock Information Sheet (the “Information Sheet”) and the 2004 Stock Plan.  Participation in the Exchange Program is voluntary.

Unless extended or terminated, this Exchange Program will expire at 11:59 P.M. EDT on June 15, 2009.

An individual will be eligible to participate in the Exchange Program, provided that, during the entire period commencing on and including May 15, 2009 through the date the Restricted Stock is granted under the Exchange Program, which we refer to as the “Eligibility Period,” he or she satisfies all of the following conditions:

•                                Is not a member of our Board of Directors;

•                                Is not an executive officer of the Company;

•                                Is actively employed by, or providing consulting services to us or a subsidiary of the Company, or is receiving long-term disability benefits from us, or is on one of the following short-term leaves, as defined by us:

•                                  Military leave;

•                                  sick leave;

•                                  or other bona fide leave of absence (to be determined in the sole discretion of the Administrator);

•                                Holds an Eligible Option Grant.

An employee or consultant who meets the preceding eligibility conditions is referred to in this Offer to Exchange as an “Eligible Person.”  In this Offer to Exchange, we use the term “Eligible Option Grant” to mean one or more stock option grants that give the holder the right to purchase a specified number of shares of our common stock at an exercise price equal to or greater than the “threshold price” of $2.33, were granted under our 2004 Stock Plan, and are held by “Eligible Persons”.  If you are an Eligible Person you may tender for exchange any Eligible Option Grant or none at all.  However, if you choose to tender an Eligible Option Grant, you must tender the entire outstanding, unexercised portion of that Eligible Option Grant.  We will not accept any partial tenders of an Eligible Option Grant.

For purposes of this Exchange Program, the threshold price of U.S. $2.33 equals 124% of the closing price of our common stock on March 31, 2009, as reported on the NYSE Amex (“NYSE AMEX”), which was $1.87.

Each Eligible Person who participates in the Exchange Program will receive Restricted Stock based on the Conversion Factor and the number of stock options provided by the Eligible Option Grant that is tendered and accepted by the Company for exchange in accordance with the terms of the Exchange Program.

Each Eligible Option Grant that is accepted for exchange pursuant to the Exchange Program will be cancelled following the expiration of the Exchange Program, currently scheduled to expire at 11:59 p.m. EDT on June 15, 2009.  An Eligible Option Grant that is accepted for exchange will no longer be exercisable after the expiration of the Exchange Program, unless the individual who tendered it for exchange ceases to be an Eligible Person before the end of the Eligibility Period, in which event the Eligible Option Grant will remain outstanding and exercisable in accordance with its terms notwithstanding any action the Company may have taken to cancel the Eligible Option Grant or issue Restricted Stock and the holder of such Eligible Option Grant will not be eligible to receive Restricted Stock under the Exchange Program.

If a tendering individual elects to exchange an Eligible Option Grant pursuant to the Exchange Program, his or her election is accepted by the Company, and such individual remains an Eligible Person through the end of the Eligibility Period, for Eligible Option Grant tendered we will grant the tendering individual an amount of Restricted Stock under the 2004 Stock Plan in accordance with the Conversion Factor.The new grant date for the Restricted Stock will be the date of the exchange, which we expect will be the expiration date of this Exchange Program, unless this Exchange Program is extended by us.

Each share of Restricted Stock granted pursuant to the Exchange Program will be subject to the terms of the 2004 Stock Plan and an award agreement by and between you and EPM (a form of which is attached hereto) and will:

•                                have a grant date that is the date of the exchange, which we expect will be the expiration date of the Exchange Program, unless the Exchange Program is extended by us;

•                                be unvested at the time it is granted, and will vest according to the following schedule:

•                                   If and to the extent certain stock options of an Eligible Option Grant were vested on or before June 15, 2009, the Restricted Stock exchanged for such vested stock options will become vested on June 15, 2010.

•                                   If and to the extent any remaining stock options of the Eligible Option Grant were not vested on or before June 15, 2009, the Restricted Stock exchanged for those unvested stock options will become vested on the first anniversary of the original vesting date(s) on which such unvested stock options would otherwise have become vested.

Although our Board of Directors has approved this Exchange Program, neither we nor our Board of Directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange an Eligible Option Grant. You must make your own personal decision whether to elect to participate in the Exchange Program. We urge you to consult your personal financial and tax advisors before deciding whether to elect to exchange an Eligible Option Grant.

The Company will provide you with a printed Information Sheet identifying your Eligible Option Grants subject to the Exchange Program.

To inform yourself about the Exchange Program, you should:

•                                          Read this Offer to Exchange, the election form, the 2004 Stock Plan and the form of restricted stock agreement because they contain important information;

•                                          Review the listing of your Eligible Option Grants in your Information Sheet;

•                                          Consider the questions and answers in the Summary Term Sheet; and

•                                          Call the Chief Financial Officer at (713) 935-0122 or send an email to smcdonald@evolutionpetroleum.com, if you have questions about our offer.

We are making this offer upon the terms and conditions described in this Offer to Exchange, the election form and Eligible Option Grant and Restricted Stock Information Sheet. The Exchange Program is not conditioned on any minimum number of options being exchanged. Our offer is, however, subject to conditions that we describe in Part III, Section 7 (Conditions of this Exchange Program) of this document.

Participation in this Exchange Program is voluntary, and there are no penalties for electing not to participate.  If you choose not to participate in the Exchange Program, you will not receive Restricted Stock, and your outstanding Eligible Option Grant(s) will remain outstanding according to their existing terms and conditions.

If you wish to participate in the Exchange Program, an Election Form and Information Sheet are included with this Offer to Exchange.  The Election Form and Information Sheet must be sent to Evolution Petroleum Corporation by e-mail to smcdonald@evolutionpetroleum.com.  The subject line of the E-mail must state:  “Exchange Program.”

The Election Form and Information Sheet should not be sent via inter-office mail or hand delivered.

To participate, your Election Form and Information Sheet must be received by the Company no later than 11:59 p.m. EDT on June 15, 2009, unless this Exchange Program is extended. You will receive a confirmation by E-mail after our receipt of your completed Election Form and Information Sheet.  If an Eligible Option Grant is properly tendered for exchange under the Exchange Program, is not properly withdrawn and is accepted by the Company prior to the Expiration Date, you will receive a final confirmation notice confirming that your Eligible Option Grant has been accepted for exchange and cancelled.

Shares of our common stock are quoted on NYSE AMEX under the symbol “EPM.”  Shares of our common stock are quoted on the NYSE AMEX under the symbol “EPM”. On May 14, 2009, the closing price of one share of common stock on the NYSE AMEX was $2.84.

We recommend that you obtain current market quotations for our common stock before tendering your final election to participate in the Exchange Program.

IMPORTANT NOTICE

Although our Board of Directors has approved this Exchange Program, neither we nor our Board of Directors makes any recommendation to you as to whether or not you should elect to change your Eligible Option Grant.  Also, we have not authorized any person to make any recommendation on its behalf as to whether or not you should accept this offer.

You must make your own personal decision whether or not to exchange an Eligible Option Grant. In doing so, you should rely only on the information contained in the Offer to Exchange materials, the materials referenced in Section 16 of Part III of this Offer to Exchange, any official question and answer session organized by our Chief Financial Officer, or any other authorized communications from us made generally available to eligible employees, as no other representations or information have been authorized by us. We recommend that you consult with your own advisors, including your tax advisor and financial advisor, before making any decisions regarding the Exchange Program.

The Restricted Stock we are offering may ultimately be worth less than your existing options. In evaluating this offer, you should keep in mind that the future performance of the Company and its stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in our sector, the performance of our own business and the other risks and uncertainties set forth in our filings with the U.S. Securities and Exchange Commission. In particular, we recommend that you read our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, our Quarterly Reports on Form 10-Q for the period ended September 30, 2008, December 31, 2008 and March 31, 2009, each of which has been filed with the U.S. Securities and Exchange Commission and is available free of charge on the Internet at www.sec.gov.

The statements in this document concerning the Eligible Option Grants, the 2004 Stock Plan and the Restricted Stock are summaries of the material terms but are not complete descriptions of the Eligible Option Grants, the 2004 Stock Plan, or the Restricted Stock. The stock plan under which the Eligible Option Grants were granted, the 2004 Stock Plan and the forms of award agreement have been filed as exhibits to our Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission (to which this document is also an exhibit). See Part III, Section 16 of this Offer to Exchange for additional information regarding the Schedule TO.

Our Exchange Program is not being made to, and we will not accept any election to exchange Eligible Option Grants from or on behalf of, option holders in any jurisdiction in which our making the Offer to Exchange or accepting any tendered options for exchange is or would be illegal. However, we may in our sole discretion take the actions we deem necessary for us to make this Offer to Exchange to option holders in such jurisdiction.

I. SUMMARY TERM SHEET

The following are answers to some of the questions you may have about this Exchange Program.

We urge you to read the following questions and answers carefully. We also urge you to read the remainder of this Offer to Exchange, which provides a more complete description of the topics discussed in this Summary Term Sheet, the Election Form, Information Sheet, and to review the 2004 Stock Plan and the form of our Restricted Stock Agreement attached as Exhibit (d)(3) to our Schedule TO for full details of the rights afforded to recipients of Restricted Stock.  Copies of such documents are available to you free of charge by writing to 2500 CityWest Blvd., Suite 1300, Houston, Texas 77042, Attn.: Chief Financial Officer, or are available on the SEC’s website at www.sec.gov.

Because each of you is in a different financial situation, we suggest that you consult with your personal financial and tax advisors before deciding whether or not to participate in the Exchange Program.  Please review these questions and answers and the other materials provided to ensure that you are making an informed decision regarding whether or not to participate in the Exchange Program.

The questions and answers have been separated into three categories:   Exchange Program Design and Purpose; Administration and Timing of Exchange Program; and Other Important Questions.

INDEX TO SUMMARY TERM SHEET

		Page
EXCHANGE PROGRAM DESIGN AND PURPOSE
1.	What is the Exchange Program and do I have to participate?	2
2.	Why are we conducting the Exchange Program?	2
3.	What are Eligible Option Grants?	3
4.	Am I eligible to participate?	3
5.	Who is not eligible to participate in the Exchange Program?	3
6.	What are stock options?	3
7.	What is Restricted Stock?	4
8.	How is Restricted Stock different from stock options?	4
9.	I have more than one Eligible Option Grant. Do I have to exchange all of my Eligible Option Grants	4
10.	May I tender unvested options?	4
11.	May I tender an option that I have already exercised in full?	4
12.	When will the Restricted Stock vest?	4
13.	Why are there additional vesting requirements on the Restricted Stock when I have already held many of my options through the original vesting periods?	5
14.	How did the Company determine the number of shares of Restricted Stock I will be entitled to under the Exchange Program?	5
15.	What is the Black-Scholes valuation model?	5
16.	Do I have to pay any money to receive shares of Restricted Stock under the Exchange Program?	5
17.	Are there risks that I should consider in deciding whether to exchange an Eligible Option Grant?	5
18.	Why can I not be granted additional options as an alternative to the Exchange Program?	5
19.	When must I qualify as an Eligible Person?	5
20.	Does participation in the Exchange Program create a right to continued employment?	6
21.	What happens if my employment with Evolution Petroleum Corporation is terminated by the Company, I die or I otherwise become ineligible at any time during the Eligibility Period?	6
22.	What will happen to the Eligible Option Grant that I exchange?	6
23.	What will happen to my Eligible Option Grant(s) if I choose not to exchange them?	6
24.	Will my participation in the Exchange Program affect my eligibility to receive future stock options or restricted stock grants?	6
25.	Does our Board of Directors have a recommendation about this Exchange Program?	6
26.	Is there any information regarding the Company that I should be aware of?	6
27.	What are the conditions to this Exchange Program?	6
ADMINISTRATION AND TIMING OF EXCHANGE PROGRAM		7
28.	How do I participate in the Exchange Program?	7

29.	How will I know the Company received my Election Form and Information Sheet?	7
30.	Am I required to return the Election Form or any other document if I elect not to exchange my Eligible Option Grant(s)?	7
31.	How will I know my Eligible Option Grant was exchanged?	7
32.	Is the Company required to accept my Eligible Option Grant for exchange?	7
33.	Must I submit my Eligible Option Grant documents with my Election Form?	7
34.	What is the deadline to elect to participate in the Exchange Program?	7
35.	What will happen if my Election Form and Information Sheet is not received by the Company before the Expiration Date?	8
36.	May I withdraw or change my election and, if so, how?	8
37.	May I exchange the remaining portion of an Eligible Option Grant that I have already partially exercised?	8
38.	May I select which portion of an Eligible Option Grant to exchange?	8
39.	May I exchange both the vested and unvested portions of an Eligible Option Grant?	8
40.	When will I receive my Restricted Stock grant documents?	8
41.	What is the source of the Restricted Stock that will be issued under the Exchange Program?	8
OTHER IMPORTANT QUESTIONS
42.	What happens if my employment terminates before all my Restricted Stock vests?	8
43.	What happens if my employment terminates due to a change in control of the Company before all my Restricted Stock has vested?	9
44.	What happens if my employment terminates due to death or disability before all my Restricted Stock has vested?	9
45.	What are the U.S. federal income tax consequences to my participation in the Exchange Program?	9
46.	What are the U.S. federal income tax consequences of a grant of Restricted Stock?	9
47.	How will U.S. income and employment tax withholding be handled?	10
48.	How should I decide whether or not to participate?	11
49.	Who can I talk to if I have questions about the offer?	11

References in this document to “EPM,” the “Company,” “we,” “us” and “our” mean Evolution Petroleum Corporation, and references to the “Expiration Date” mean 11:59 p.m., EDT, on June 15, 2009, or, if we extend the offer period, any later date that we specify. References to the “Offer to Exchange” mean this document and its appendices. References to the Exchange Program mean the Exchange Program described in the Offer to Exchange. References to dollars (“$”) are to United States dollars.

EXCHANGE PROGRAM DESIGN AND PURPOSE

1.	What is the Exchange Program and do I have to participate?

The Exchange Program is a program being offered by the Company to allow Eligible Persons to exchange their Eligible Option Grants for Restricted Stock subject to the terms of the Offer to Exchange.  The Exchange Program is voluntary and will allow Eligible Persons to choose whether to keep their Eligible Option Grants under their original terms, or to exchange any, all or none of their Eligible Option Grants for Restricted Stock.  The Exchange Program does not pertain to, and will have no affect on, any options you own other than Eligible Option Grants.  Although the Board of Directors has approved making this offer, neither management nor the Board of Directors is making any recommendation as to your participation in the Exchange Program.  The decision to participate must be yours.  We urge you to consult your personal financial, tax and legal advisors for advice on tax and other investment-related implications of participating in the Exchange Program.  The Exchange Program will begin on May 15, 2009 and will expire on June 15, 2009 at 11:59 P.M. EDT.

2.	Why are we conducting the Exchange Program?

Stock-based compensation for employees and consultants is very important to our compensation program and philosophy.  We rely heavily on the specialized skills and expertise of our employees and consultants to implement our strategic initiatives and develop our business.  We, like many companies, use stock-based compensation as a means of attracting, motivating and retaining high performing employees and consultants.  We believe (as do our Board of Directors) stock-based compensation constitutes a key part of our incentive and retention programs because such equity compensation encourages our employees and consultants to act like owners of the business, motivating them to work toward their success and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

Many of our employees and consultants now hold stock options which were granted under our 2004 Stock Plan at various per share exercise prices and many of these stock options are now significantly “underwater” or “out-of-the-money”, meaning they have exercise prices significantly higher than the current market price of our common stock.  As a result, we believe that the Eligible Option Grants may have become ineffective in providing the necessary incentives and retention value, both to the Company and its employees.  The purpose of this Exchange Program is to address these issues by providing a way for Eligible Persons to exchange their out-of-the-money stock options for Restricted Stock, if they choose to do so.

3.	What are Eligible Option Grants?

Only “Eligible Options Grants” may be exchanged under this program.  Eligible Option Grants are stock option granted under our 2004 Stock Plan that give the holder the right to purchase a specified number of shares of our common stock at an exercise price equal to or greater than the “threshold price” and are held by “Eligible Persons.”  The threshold price is $2.33, which represents a stock price that is approximately 24% greater than the closing stock price, as reported on the NYSE AMEX, on March 31, 2009, the date the Compensation Committee of our Board of Directors unanimously recommended the Exchange Program to be approved by our Board of Directors.

4.	Am I eligible to participate?

An individual will be eligible to participate in the Exchange Program (an “Eligible Person”), provided that, during the entire period commencing on and including May 15, 2009 through the Expiration Date of the Exchange Program, he or she satisfies all of the following conditions:

•                              Is not a member of our Board of Directors;

•                              Is not an Executive Officer;

•                              Is actively employed by, or providing consulting services to the Company or a subsidiary of the Company, or is receiving long-term disability benefits from us, or is on one of the following short-term leaves, as defined by us:

•                              Military leave;

•                              sick leave;

•                              or other bona fide leave of absence (to be determined in the sole discretion of the Compensation Committee of the Board of Directors); and

•                              Holds an Eligible Option Grant.

5.	Who is not eligible to participate in the Exchange Program?

The following individuals are not eligible to participate in the Exchange Program:

•                              Members of our Board of Directors;

•                              Executive Officers of the Company;

•                              Retirees;

•                              Persons on short-term leave other than one of the short-term leaves described in the answer to Question 4; and

•                              Terminated employees.

6.	What are stock options?

A stock option or “option” is the right to purchase a share of common stock at a specified price, regardless of the actual market price of such common stock at the time the option is exercised.  Typically, the specified purchase, or “exercise,” price is the market price of a share of our common stock on the date the option was granted.  Due to subsequent fluctuations, at any given time following the grant of the option, the prevailing market price of the stock may be greater than, equal to, or less than, the specified exercise price of the option.  When the market price is greater than the exercise price of the option (otherwise known as an “in-the-money” option), the option holder receives value from exercising the option, because he or she is able to buy the stock underlying the option at less than its prevailing market price and then sell the purchased stock for the higher prevailing market price.  Conversely, when the market price is less than the exercise price of the option (otherwise known as an “out-of-the-money” or an “underwater” option) the holder generally would not exercise the stock option, since it would generally be considered uneconomic to do so.  The options eligible for exchange under this Exchange Program currently are, and have for some time been, “out-of-the-money”.

7.	What is Restricted Stock?

Shares of Restricted Stock granted pursuant to this Exchange Program and the 2004 Stock Plan are shares of our common stock that will be issued to you, but subject to vesting based on continued employment for a specified period.  Until the shares of Restricted Stock have vested, they remain subject to restrictions on transfer and subject to forfeiture upon termination of employment.  If and when the shares vest, they will no longer be “restricted,” and you will be free to hold, transfer or sell them, subject to required tax withholding and compliance with applicable securities laws, our insider securities trading policies and any other legal requirements.

8.	How is Restricted Stock different from stock options?

When the market price of our common stock declines below the applicable option exercise price of a stock option grant, the stock option grant has no realizable value.  In contrast, Restricted Stock continues to have value even if the market price of our stock has declined below its value at the time of grant.  In the event our common stock price increases significantly, the Eligible Option Grants you currently hold may have greater potential value because the underlying shares are greater in number than the Restricted Stock for which they can be exchanged.  However, the Restricted Stock you would receive under the Exchange Program if you choose to participate, will likely have greater value, if our common stock price does not increase significantly, provided you hold the Restricted Stock for the applicable vesting period.  Please see questions 45 and 46 for a discussion of the income differences of Restricted Stock and your Eligible Option Grants.

9.	I have more than one Eligible Option Grant. Do I have to exchange all of my Eligible Option Grants to participate?

No. You may exchange one or more of your Eligible Option Grants, or none at all.  However, if you choose to tender an Eligible Option Grant for exchange, you must tender the entire outstanding, unexercised portion of that specific option grant.  For the purposes of this Exchange Program, the term “option grant” means a particular option grant to purchase a specified number of shares of our common stock at a specified exercise price per share, vesting schedule and termination date.  We will not accept partial tenders of any specific Eligible Option Grant.  If you attempt to tender for exchange less than the entire outstanding unexercised portion of an Eligible Option Grant, we will reject your tender of that particular grant in its entirety.  Any such rejection will not affect any other Eligible Option Grant that you properly tender.

10.	May I tender unvested options?

Yes.  Your Eligible Option Grants do not need to be vested in order for you to participate in the Exchange Program.  However, if you choose to tender a particular outstanding Eligible Option Grant, you must tender the entire unexercised Eligible Option Grant, both the vested and unvested portions.

11.	May I tender an option that I have already exercised in full?

No.  The Exchange Program pertains only to outstanding options.  It does not apply in any way to shares you have already purchased, whether upon the exercise of options or otherwise, or whether or not you have vested in those shares.  If you have exercised an option in its entirety, that option is no longer outstanding and is therefore not eligible for this Exchange Program.  However, if you have exercised an option grant in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange if the option grant is an Eligible Option Grant.  Any Eligible Option Grant for which you have properly submitted an exercise notice prior to the time the Exchange Program expires will be considered exercised to the extent described in such exercise notice, whether or not you have received confirmation of exercise for the shares purchased.

12.	When will the Restricted Stock vest?

Each share of Restricted Stock will be unvested at the time it is granted and will become vested on the basis of the Eligible Person’s continued service with the Company in accordance with and subject to the terms of the Offer to Exchange as follows:  If and to the extent any stock options pursuant to your Eligible Option Grant were vested on or before the Expiration Date, the Restricted Stock exchanged for those vested options will become vested on the first anniversary of the Expiration Date, being June 15, 2010, unless the Expiration Date is extended.  If and to the extent any stock options pursuant to your Eligible Option Grant are not vested on or before the Expiration Date, the Restricted Stock exchanged for those unvested options will become vested on the first anniversary of the original vesting date(s) on which such unvested options would have otherwise become vested. (See Question 14)

13.	Why are there additional vesting requirements on the Restricted Stock when I have already held many of my options through the original vesting periods?

Two of the principal purposes of our stock-based compensation program are to align the interests of our employees with those of our stockholders and to retain the services of our employees for the benefit of the Company.  We believe that anything shorter than the vesting requirements described in Question 12 would not adequately allow us to further these objectives.  You should carefully consider the risks of exchanging vested options for unvested Restricted Stock and consult with your advisors regarding this topic.  (See Question 12)

14.	How did the Company determine the number of shares of Restricted Stock I will be entitled to under the Exchange Program?

On March 31, 2009 (the “Committee Date”), the Compensation Committee of the Board of Directors (the “Committee”), unanimously agreed to recommend that the Board authorize the Exchange Program for Eligible Persons.  To calculate the number of shares of Restricted Stock each Eligible Person will be entitled to under the Exchange Program, the Committee formulated the “Conversion Factor.”  The Conversion Factor is defined as the ratio of 1 share of Restricted Stock for every option to purchase 1.7273 shares under an Eligible Option Grant, and was determined by dividing (a) the number of shares of Restricted Stock, based on the closing stock price the day prior to the Committee Date, equal to the fair value of the aggregate Eligible Option Grants (determined using the Black-Scholes valuation method for all Eligible Option Grants using a weighted average set of valuation assumptions as determined on the Committee Date), by (b) all vested and unvested outstanding options of all Eligible Option Grants.  For example assume you have options to acquire 1,000 shares of stock and 400 of those options are vested and the remaining 600 options vest on January 1, 2010.  If you elected to accept the exchange, your 400 vested options would be exchanged for 232 shares of restricted stock which would vest on June 15, 2010.  Your 600 unvested options would be exchanged for 347 shares of restricted Stock which would vest on January 1, 2011.  The amount of Restricted Stock an Eligible Person is entitled to may be determined by dividing the number of options in your Eligible Option Grant by the Conversion Factor.

15.	What is the Black-Scholes valuation model?

The Black-Scholes valuation model is a widely-used and generally accepted option valuation methodology that provides an estimate of the fair value of a stock option. Although it is the same model we use to value our stock options for financial reporting purposes, it is not an exact science and is subject to limitations in estimating fair values.

16.	Do I have to pay any money to receive shares of Restricted Stock under the Exchange Program?

Yes.  But you are only required to pay the $0.001 par value of each share of Restricted Stock.  For example if you receive 100,000 shares of Restricted Stock in the Exchange Program, you will be required to pay $100 to the Company.

17.	Are there risks that I should consider in deciding whether to exchange an Eligible Option Grant?

Yes.  Exchanging your Eligible Option Grant does have some risks.  You should carefully review the discussion of certain of these risks in Part II “Risk Factors” of this Offer to Exchange and consult with your advisors regarding any risks associated with the Exchange Program.

18.	Why can I not just be granted additional options as an alternative to the Exchange Program?

An additional grant of options to all Eligible Persons could have a negative effect on our stock dilution, outstanding shares and share price.

19.	When must I qualify as an Eligible Person?

To participate in the Exchange Program, you must qualify as an Eligible Person throughout the entire Eligibility Period, which runs from and includes the date this Exchange Program commences (May 15, 2009), through the date the Restricted Stock is granted (currently anticipated to be June 15, 2009). If you are not an Eligible Person throughout the entire Eligibility Period, any election you make to participate in this Exchange Program will be automatically voided and your existing Eligible Option Grants will remain outstanding and unchanged.

20.	Does participation in the Exchange Program create a right to continued employment?

No. Your participation in the Exchange Program gives you no legal or other right to continued employment for any period.

21.	What happens if my employment with Evolution Petroleum Corporation is terminated by the Company, I die or I otherwise become ineligible at any time during the Eligibility Period?

If you are not an Eligible Person at any time during the Eligibility Period (other than for death or disability is deemed under the 2004 Stock Plan), including on the date Restricted Stock is granted (currently anticipated to be June 15, 2009), any election you make to participate in the Exchange Program will be automatically void and the Eligible Option Grant you tendered for exchange will remain outstanding, in accordance with the terms and conditions of the applicable option grant document for the Eligible Option Grant.  If you die during the Eligibility Period or become disabled (as defined under the 2004 Stock Plan), your election will remain in effect.

22.	What will happen to the Eligible Option Grant that I exchange if I participate in the Exchange Program?

Eligible Option Grants that are accepted for exchange under the Exchange Program will be cancelled on the date the Restricted Stock is granted, which is expected to be the Expiration Date of the Exchange Program, June 15, 2009. The shares of Evolution Petroleum Corporation’s common stock underlying any canceled Eligible Option Grant will be available to be awarded under the 2004 Stock Plan.

23.	What will happen to my Eligible Option Grant(s) if I choose not to exchange them?

Eligible Option Grants that are not exchanged will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date.

24.	Will my participation in the Exchange Program affect my eligibility to receive future stock options or restricted stock grants?

Participation or non-participation in the Exchange Program will have no effect on the Company’s consideration of your possible future stock awards, if any.

25.	Does our Board of Directors have a recommendation about this Exchange Program?

Our Board of Directors is not making a recommendation about this Exchange Program.  Although our Board of Directors has approved this Exchange Program, they recognize that the decision to accept or reject this Exchange Program is an individual one that should be based on a variety of factors, including but not limited to your own personal circumstances and preferences, tax effects and your knowledge of the Company.  You should consult with your personal advisors if you have questions about your financial or tax situation.  Neither we, nor the Committee, nor our Board of Directors are making a recommendation to employees as to whether or not to participate in this Exchange Program, nor do we posses the specialized and personal knowledge of your individual facts and circumstances necessary to advise you on your decision to participate.

26.	Is there any information regarding the Company that I should be aware of?

Yes.  Your evaluation of whether to accept or reject this Exchange Program should take into account the factors described in the Offer to Exchange, as well as the various risks and uncertainties inherent in our business.  Business risks, industry risks and stock price risks associated with our Company include, but are not limited to, those risks set forth in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2009 and December 31, 2008.  In addition, before making your decision to tender your Eligible Option Grants, you should carefully review the information about the Company discussed in Part II, “Risk Factors” and in Part III, Section 9 (“Information Concerning Evolution Petroleum Corporation”) of this document. This information includes an update on recent events affecting our business and explains where you can find additional information about us.

27.	What are the conditions to this Exchange Program?

This Exchange Program is subject to a number of conditions, including the conditions described in Part III, Section 7 (“Conditions of this Exchange Program”).  Please read this entire Offer to Exchange for a full description of all of the terms and conditions of this Exchange Program.

ADMINISTRATION AND TIMING OF EXCHANGE PROGRAM

28.	How do I participate in the Exchange Program?

Election instructions along with the required documentation to make your exchange election(s) are enclosed with the Offer to Exchange.  If you elect to participate in the Exchange Program, you must properly complete the individualized Election Form included with this Offer to Exchange and submit such Election Form to the Company, which must be received by us no later than 11:59 p.m. EDT on June 15, 2009, unless this Exchange Program is extended.  Election Forms must be submitted by E-mail to smcdonald@evolutionpetroleum.com.  The subject line of the email must state: “Exchange Program.”

Election Forms should not be sent via inter-office mail or hand delivered.  If you have any questions about the election process, please send an e-mail directly to smcdonald@evolutionpetroleum.com.

29.	How will I know the Company received my Election Form and Information Sheet?

You will receive a notice of confirmation by E-mail after we receive your completed Election Form and Information Sheet.  If you do not receive a confirmation, please call (713) 935-0122 or send an E-mail directly to smcdonald@evolutionpetroleum.com.

30.	Am I required to return the Election Form or any other document if I elect not to exchange my Eligible Option Grant(s)?

No.  You are not required to return or submit any documents to us if you do not wish to exchange any of your Eligible Option Grants in this Exchange Program. If you do not return or submit the Election Form, you will not participate in the Exchange Program.  This Exchange Program is completely voluntary, and there are no penalties for electing not to participate in the Exchange Program.

31.	How will I know my Eligible Option Grant was exchanged?

If your Eligible Option Grant was properly tendered for exchange and accepted by the Company for exchange, you will receive a final confirmation notice following the Expiration Date of the Exchange Program.  The final confirmation notice will confirm that the Eligible Option Grant has been accepted for exchange and cancelled, and will set forth the number of shares of Restricted Stock that have been granted to you in accordance with the Exchange Program.

32.	Is the Company required to accept my Eligible Option Grant for exchange?

We reserve the right to reject any or all Eligible Option Grants tendered for exchange that we determine is not in appropriate form or that we determine are unlawful to accept.  Subject to our rights to extend, terminate and amend this Exchange Program, we currently expect that we will accept, promptly after the Expiration Date of this Exchange Program, all Eligible Option Grants properly tendered for exchange that are not validly withdrawn.

33.	Must I submit my Eligible Option Grant documents with my Election Form?

No. You do not need to submit any option grant documents in order to tender an Eligible Option Grant for exchange.

34.	What is the deadline to elect to participate in the Exchange Program?

The deadline to participate in the Exchange Program is 11:59 p.m. EDT on June 15, 2009 unless this Exchange Program is extended by us.  This means that your completed Election Form and Information Sheet must be received by the Company before the Expiration Date.  The Election Form and Information Sheet can be submitted by any one of the permitted methods set forth in the answer to Question 28.  The Election Form and Information Sheet should not be returned via inter-office mail or hand delivered.

We may, in our discretion, extend this Exchange Program at any time, but we cannot assure you that this Exchange Program will be extended or, if extended, for how long.  If this Exchange Program is extended, we will make a public announcement of the extension as described in Part III, Section 14 of the Offer to Exchange (“Extension of this Exchange Program; Termination; Amendment”).  If this Exchange Program is extended, you must deliver your Election Form and Information Sheet before the time to which this Exchange Program is extended.

35.	What will happen if my Election Form and Information Sheet is not received by the Company before the Expiration Date?

If your Election Form and Information Sheet is not received by us by the deadline, then you will not be able to participate in the Exchange Program and your Eligible Option Grants will remain unchanged, including the exercise price and number of underlying shares.

36.	May I withdraw or change my election and, if so, how?

Yes.  You may withdraw or change a previously submitted election to exchange Eligible Option Grants at any time before 11:59 p.m. EDT on June 15, 2009, as described in the Offer to Exchange.  If this Exchange Program is extended by us beyond that time, you can withdraw or change your election at any time before the date to which this Exchange Program is extended.  To withdraw or change your previously submitted Election Form and Information Sheet, you must request a replacement Election Form and Information Sheet and submit such replacement documents in the same manner set forth in the answer to Question 28. In order for such withdrawal to be accepted, we must receive the replacement Election Form and Information Sheet before the expiration of this Exchange Program at 11:59 p.m. EDT on June 15, 2009.  It is your responsibility to confirm that we have received your replacement Election Form and Information Sheet before the expiration of this Exchange Program.  In all cases, the last Election Form and Information Sheet submitted and received prior to the expiration of this Exchange Program will prevail.

37.	May I exchange the remaining portion of an Eligible Option Grant that I have already partially exercised?

Yes, any remaining outstanding, unexercised options of your Eligible Option Grant may be exchanged.

38.	May I select which portion of an Eligible Option Grant to exchange?

No.  If you choose to exchange an Eligible Option Grant, you must exchange the entire outstanding, unexercised option grant.

39.	May I exchange both the vested and unvested portions of an Eligible Option Grant?

Yes.  Each Eligible Option Grant may consist of both vested and unvested options.  The Eligible Option Grant must be exchanged in its entirety, whether or not it is fully vested.  Each share of Restricted Stock will be unvested at the time it is granted and will become vested according to a new vesting schedule described in the answer to Question 12. See also the response to Question 14.

40.	When will I receive my Restricted Stock grant documents?

We will grant the Restricted Stock shortly following the time the Eligible Option Grants you tendered to exchange are accepted and cancelled.  If this Exchange Program expires on June 15, 2009, we would expect the exchange and the grant of the Restricted Stock to occur on that day.  Grant documents for the Restricted Stock will be delivered to you shortly thereafter.  You will receive after execution of the applicable grant documents a stock certificate for your shares of Restricted Stock containing all applicable restrictive legends.

41.	What is the source of the Restricted Stock that will be issued under the Exchange Program?

The Restricted Stock issued under the Exchange Program will be issued pursuant to our 2004 Stock Plan.  The shares will be issued under the Company’s currently effective registration statement on Form S-8, filed with the SEC on July 3, 2008.

OTHER IMPORTANT QUESTIONS

42.	What happens if my employment terminates before all my Restricted Stock vests?

You will generally forfeit any Restricted Stock that is not vested on the day you stop being an employee.  Any vested shares you hold are yours to keep even after you leave the Company.  If you elect to keep (i.e., to not exchange) all or some of your Eligible Option Grants, your option agreements generally provide that you have a limited period of time after your final day of employment with us to exercise your stock options to the extent that they are vested.  If you do not exercise them within that limited time period, you will forfeit all unexercised options, whether vested or unvested, and will not receive any compensation for such forfeited options.

43.	What happens if my employment terminates due to a change in control of the Company before all my Restricted Stock has vested?

A Change in Control is defined in the Restricted Stock Agreement as (1) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not controlling stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; OR (2) The sale, transfer or other disposition of all or substantially all of the Company’s assets.  A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

If the Company is subject to a Change in Control before the employment terminates, the Restricted Stock shall vest (1) in full, immediately prior the Change in Control, if and only if the surviving corporation or its parent acquires 100% of the outstanding common stock of the Company or the substantial assets of the Company and the common stock ceases to be publicly traded after the Change in Control; (2) in full if the employee is subject to an Involuntary Termination (as defined in the Restricted Stock Agreement) within 12 months after the Change in Control; (3) in all other circumstances, partially, with 50% of the Restricted Stock vesting on the Change in Control date and the remaining Restricted Stock to vest at the rate set forth herein, reduced by the Restricted Stock that vested in accordance with the Change in Control.  All other terms and conditions of such Restricted Stock shall remain unchanged.

44.	What if my employment terminates due to death or disability before all my Restricted Stock has vested?

Restricted Stock will immediately vest upon the death or upon the termination of service with the Company on account of a physical or mental impairment that renders the employee incapable of performing each of the material and substantial duties of his or her current position with the Company.

45.	What are the U.S. federal income tax consequences to my participation in the Exchange Program?

We believe that under current U.S. law, you will incur no immediate U.S. federal income tax consequences as a result of either electing to retain your Eligible Option Grant or electing to exchange your Eligible Option Grant for shares of Restricted Stock.  However, making an election under Section 83(b) of the Internal Revenue Code or  the vesting of the shares of Restricted Stock in the absence of  a Section 83(b) election would have tax consequences to you.  Please see the response to Question 46 for further information regarding the income tax consequences of your Restricted Stock.

46.	What are the U.S. federal income tax consequences of restricted common stock grants and stock option grants?

The following summarizes the material U.S. federal income tax consequences of restricted common stock grants and stock option grants.  Please note that the following is only a summary of the material U.S. federal income tax laws and regulations that apply to these awards and does not address all possible tax aspects of transactions that may arise in connection with these awards, including state or local tax consequences, federal alternative minimum tax considerations, or any international tax consequences.  The tax laws and regulations are complex and are subject to changes.  Any such changes could apply on a retroactive basis and could affect the U.S. federal income taxes described below.  In addition, circumstances unique to certain individuals may change the usual income tax results.

Restricted Stock:

You will generally recognize no taxable income upon the receipt of shares of Restricted Stock (i.e., shares that are subject to a substantial risk of forfeiture and are not transferable).  You will, however, recognize ordinary income (like salary) at the time the shares vest in an amount equal to the fair market value of those shares.  We will determine the fair market value of the shares based on the closing price of our common stock as reported on the NYSE AMEX on each applicable vesting date.  The ordinary income resulting from the vesting of shares of Restricted Stock will be reflected in the Form W-2 reported to the Internal Revenue Service for the year of the vesting of the shares.  At the time that you recognize ordinary income, you will have income and employment withholding tax obligations with respect to that income, much like the obligation that arises when we pay you your salary.  Although you make no affirmative election for this treatment, taxation is governed under Section 83(a) of the Internal Revenue Code.

Alternatively, you may choose to make an affirmative election, within 30 days of the grant date of your Restricted Stock, under Section 83(b) of the Internal Revenue Code, , to include in your current year’s income the fair market value of the shares on the date they are transferred to you, rather than on the date that the shares vest.  However, an employee making a Section 83(b) election would not be entitled to any deduction or credit for taxes paid in the year of acquisition if he or she subsequently forfeits unvested shares upon termination of employment or otherwise.   Furthermore, we recommend you consult with your tax advisors regarding any tax consequences of the receipt of the Restricted Stock, and making or not making an election under Section 83(b) of the Code.

If you do not make an election under Section 83(b) of the Internal Revenue Code, as your shares of Restricted Stock vest over time, you will be required to recognize taxable income currently recognized at ordinary income tax rates. Further, the income you recognize will be the fair market value of the Restricted Stock on the date of the vesting of the Restricted Stock. This means that we will have an obligation to withhold income and employment taxes, much like the obligation that arises when we pay you your salary. Until you have satisfied these tax withholding requirements, we will have no obligation to release shares to you.

Unless you notify us otherwise, we intend to provide for the satisfaction of the tax withholding requirements by withholding from the number of shares of our common stock that would otherwise be released to you upon vesting under your Restricted Stock award a number of shares (rounded up to the next whole share) determined by multiplying the number of shares becoming vested by the combined minimum statutory income and employment tax withholding rates applicable to you.  If for any reason, we are prevented from satisfying our tax withholding obligations in full or in part through this share withholding procedure, you would be required to pay by personal check any additional required withholding tax.  In addition, you will authorize us to withhold from your first paycheck (and subsequent paychecks if necessary) following the vesting date, or to sell a number of shares in an amount sufficient to satisfy any unsatisfied portion of your required tax withholding.

If your employment with us is terminated for any reason after you have received shares of Restricted Stock, but before you have satisfied your income and employment withholding tax obligation, we will deduct the entire amount of any remaining tax obligation from your final paycheck, with the remainder, if any, being payable by you to us.

Stock Options:

Generally, the issuance of stock options or the vesting of stock options is not a taxable event.  Stock options may be issued as Incentive Stock Options (“ISOs”) under the Internal Revenue Code or issued as non-qualified stock options (“NQSOs”).  Although all of the Eligible Option Grants issued to you may be labeled as ISOs, some or all of the options in a grant may be disqualified, with the disqualified portion being treated as NQSOs.

Stock options that qualify as ISOs may provide an employee with significant tax benefits, by allowing the employee to exercise the stock options, in limited amounts, without being taxed as ordinary income on the intrinsic (or in-the-money) value on the exercise date.  Additionally, long-term capital gains treatment is available if the exercised ISO shares are held one year from the date of the exercise or two years from the date the options were granted, whichever is later.

There can be significant disadvantages to ISOs.  Among them is that the difference between the fair market value of the stock and the exercise price (the in-the-money amount), upon exercise, is includable in income for alternative minimum tax (AMT) purposes.  Although current tax law allows the excess you might pay from your AMT tax liability over your ordinary tax liability to be “carried over” and possibly used in future years as an offset to your ordinary income tax liability, your exercising an ISO doesn’t generate any cash to you to pay any AMT tax liability.  The problem can become worse if the sock price then falls before the share are sold, leaving you an AMT bill in the year of exercise, even though the stock actually produced no income.

NQSOs (non-qualified stock options), whether issued as NQSOs or issued as ISOs that became NQSOs, will generally require you to recognize ordinary income (like salary) equal to the intrinsic or in-the-money value of the option on the exercise date.  The ordinary income resulting from the exercise of NQSOs will be reflected in your Form W-2 for the year, thereby notifying the IRS that your option was exercised.  At the time that you recognize ordinary income, you will have income and employment withholding tax obligations with respect to that income, much like the obligation that arises when we pay you your salary.  If after exercising your NQSO you hold your stock for the requisite holding period, any future sale of your stock may be more favorable taxable as long-term capital gains, with the exercise price becoming your basis for calculating your gain.

47. How will U.S. income and employment tax withholding be handled?

For our employees who are subject to U.S. income taxation (and have not made a valid election under Section 83(b) of the Code), as your shares of Restricted Stock vest over time, you will be required to recognize taxable income. The Internal Revenue Services imposes on us an obligation to withhold income and employment taxes, much like the obligation that arises when we pay you your salary. Until these tax withholding requirements, are satisfied, we will have no obligation to release the shares to you.

We intend to provide for the satisfaction of the tax withholding requirements by withholding from the number of shares of our common stock that would otherwise be released to you upon vesting under your restricted stock award a number of shares (rounded up to the next whole share) determined by multiplying the number of shares becoming vested by the combined minimum statutory income and employment tax withholding rates applicable to you. If for any reason, we are prevented from satisfying our tax withholding obligations in full or in part through this share withholding procedure, you would be required to pay by personal check any additional required withholding tax. In addition, you will authorize us to withhold from your first paycheck (and subsequent paychecks if necessary) following the vesting date, or to instruct your broker to sell on your behalf a number of shares in an amount sufficient to satisfy any unsatisfied portion of your required tax withholding.

If your employment with us is terminated for any reason after you have received shares of common stock but before you have satisfied your income and employment withholding tax obligation, you will authorize us to instruct your broker to sell on your behalf a number of shares sufficient to satisfy your income and employment tax obligation, and we will deduct the entire amount of any remaining tax obligation from your final paycheck.

48. How should I decide whether or not to participate?

The decision to participate must be each Eligible Person’s personal decision, and should depend largely on each Eligible Person’s assumptions about the performance of publicly-traded stocks generally, our own stock price and our business.  We suggest that you consult with your personal financial and tax advisors before deciding whether or not to participate in the Exchange Program.

49. Who can I talk to if I have questions about the offer?

For additional information or assistance, you should call the Chief Financial Officer at (713) 935-0122 or send an email to smcdonald@evolutionpetroleum.com.

In addition to these resources, we also plan to arrange for question and answer sessions about this exchange program.  These sessions will not be a solicitation or make any recommendations whatsoever with respect to the offer.  For example, we will not be able to answer questions about your personal situation or otherwise provide an assessment of the merits of this offer.  You should consult your personal advisors if you have any questions about your financial or tax situation.  We will be providing you information about the timing and location of the question and answer session in the coming days.

II. RISK FACTORS

Participation in the Exchange Program involves a number of potential risks and uncertainties, including those described below.  The risks and uncertainties below and the risks and uncertainties set forth in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, filed with the U.S. Securities and Exchange Commission (“SEC”) on September 24, 2008 and in each of our Quarterly Report on Form 10-Q for the period ended September 30, 2008, filed with the SEC on November 14, 2008, and March 31, 2009, filed with the SEC on May 15, 2009 and December 31, 2008, filed with the SEC on February 17, 2009, all of which is incorporated herein by reference, highlight the material risks of participating in the Exchange Program.  Eligible Persons should consider these risks and uncertainties, among other things, and are encouraged to speak with a financial, tax or legal advisor as necessary before deciding whether or not to participate in the Exchange Program. In addition, we urge you to read all of the materials relating to the Exchange Program before deciding whether or not to tender your Eligible Option Grant for exchange.

ECONOMIC RISKS

The valuation methodology utilized to determine the Conversion Factor is based on the Black-Scholes option pricing model and does not necessarily reflect the actual value of your Eligible Option Grant.

The Exchange Program is intended to result in the grant of Restricted Stock having a value that approximates the aggregate value of the Eligible Option Grant surrendered in the Exchange Program.  Our valuation of the options eligible for exchange in the Exchange Program is based on the Black-Scholes option pricing model using weighted average assumptions determined by the Committee on the Committee Date.  The assumptions we used in valuing all Eligible Option Grants for purposes of this Exchange Program were (a) each Eligible Option Grant’s exercise price, (b) our closing stock price as quoted on the NYSE AMEX on March 31, 2009, (c) an estimated volatility of our common stock over the weighted average expected term of all Eligible Option Grant, (d) the weighted average expected term of all Eligible Option Grants, (e) the weighted average risk-free interest rate of all Eligible Option Grants, and (f) an expected dividend yield of zero.  We then determined the Conversion Factor for the Eligible Option Grants by dividing (a) the total number Restricted Stock offered in the Exchange Program, determined by dividing the Black-Scholes fair value of all the Eligible Option Grants by the closing stock price the day prior to the Committee Date; by (b) all vested and unvested outstanding options for all Eligible Option Grants.

You should be aware that option valuation is not an exact science.  Although the Black-Scholes model is a standard and accepted model for determining the value of stock options, the utilization of different assumptions in the Black-Scholes option pricing model can produce significantly different results for the ultimate value of an option.  Moreover, even experts can disagree on the correct assumptions to use for any particular option valuation exercise. The assumptions we used for purposes of this Exchange Program may not be the same as those used by others and, therefore, our valuation of the options and/or the Conversion Factor may not be consistent with those obtained using other valuation techniques or input assumptions and may not reflect the actual value of your Eligible Option Grant.

If our stock price increases after the Expiration Date, your tendered Eligible Option Grant is canceled.  Such canceled Eligible Option Grant might have been worth more than the Restricted Stock you receive in the Exchange Program.

We cannot predict the future price of our common stock.  It is possible over time that each Eligible Option Grant you tender for exchange will have had a greater value than the Restricted Stock you receive under this Exchange Program.

For example, assume, for illustrative purposes only, that you exchange an Eligible Option Grant for 25,000 shares with an exercise price of $3.12, that you receive a grant of a 14,474 shares of Restricted Stock, and three years after the new grant date the price of our common stock had increased to $12.50 per share. Under this example, if you had kept your exchanged Eligible Option Grant and sold all 25,000 shares at $12.50 per share, you would have realized a pre-tax gain of $234,500, but if you exchanged your Eligible Option Grant and sold 14,474 shares at $12.50 per share, you would only realize a pre-tax gain of $180,913.

If you do not have an employment relationship with the Company for any reason on the date your Restricted Stock would otherwise vest you will forfeit any unvested Restricted Stock.

This means that if you quit for any reason, or we terminate your employment, with or without cause or notice, and you are not an employee on the date your Restricted Stock would vest, you will forfeit the unvested Restricted Stock and will not receive anything for the options you tendered and we canceled.  This Exchange Program is not a guarantee of employment for any period. Your employment relationship with the Company may be terminated at any time by either you or us, with or without cause or notice, subject to any employment agreement you may have with Evolution.  If you die or become disabled as defined under the 2004 Stock Plan, then generally your shares of Restricted Stock will automatically vest.

We will not grant restricted stock rights to you if we are prohibited by applicable laws or regulations.

Even if we accept your tendered options, we will not grant shares of restricted stock to you if we are prohibited by applicable laws, rules, regulations or policies from doing so. Such a prohibition could result from, among other things, changes in laws, SEC rules, regulations or policies or NYSE AMEX listing requirements.

TAX-RELATED RISKS FOR U.S. TAX RESIDENTS

General

When the Restricted Stock granted to you under your restricted stock award vests, you will generally recognize ordinary income equal to the fair market value of the vested shares. Any excess of the proceeds on a subsequent sale of the shares over their fair market value on the vesting date will be a capital gain, although you will be eligible for favorable long-term capital gain treatment only if you have held the shares for more than 12 months from the date of vesting.

Restricted Stock:

You will generally recognize no taxable income upon the receipt of shares of Restricted Stock (i.e., shares that are subject to a substantial risk of forfeiture and are not transferable).  You will, however, recognize ordinary income (like salary) at the time the shares vest in an amount equal to the fair market value of those shares.  We will determine the fair market value of the shares based on the closing price of our common stock as reported on the NYSE AMEX on each applicable vesting date.  The ordinary income resulting from the vesting of shares of Restricted Stock will be reflected in the Form W-2 reported to the Internal Revenue Service for the year of the vesting of the shares.  At the time that you recognize ordinary income, you will have income and employment withholding tax obligations with respect to that income, much like the obligation that arises when we pay you your salary.  Although you make no affirmative election for this treatment, taxation is governed under Section 83(a) of the Internal Revenue Code.

Alternatively, you may choose to make an affirmative election, within 30 days of the grant date of your Restricted Stock, under Section 83(b) of the Internal Revenue Code, , to include in your current year’s income the fair market value of the shares on the date they are transferred to you, rather than on the date that the shares vest.  However, an employee making a Section 83(b) election would not be entitled to any deduction or credit for taxes paid in the year of acquisition if he or she subsequently forfeits unvested shares upon termination of employment or otherwise.   Furthermore, we recommend you consult with your tax advisors regarding any tax consequences of the receipt of the Restricted Stock, and making or not making an election under Section 83(b) of the Code.

If you do not make an election under Section 83(b) of the Internal Revenue Code, as your shares of Restricted Stock vest over time, you will be required to recognize taxable income currently recognized at ordinary income tax rates. Further, the income you recognize will be the fair market value of the Restricted Stock on the date of the vesting of the Restricted Stock. This means that we will have an obligation to withhold income and employment taxes, much like the obligation that arises when we pay you your salary. Until you have satisfied these tax withholding requirements, we will have no obligation to release shares to you.

Unless you notify us otherwise, we intend to provide for the satisfaction of the tax withholding requirements by withholding from the number of shares of our common stock that would otherwise be released to you upon vesting under your Restricted Stock award a number of shares (rounded up to the next whole share) determined by multiplying the number of shares becoming vested by the combined minimum statutory income and employment tax withholding rates applicable to you.  If for any reason, we are prevented from satisfying our tax withholding obligations in full or in part through this share withholding procedure, you would be required to pay by personal check any additional required withholding tax.  In addition, you will authorize us to withhold from your first paycheck (and subsequent paychecks if necessary) following the vesting date, or to sell a number of shares in an amount sufficient to satisfy any unsatisfied portion of your required tax withholding.

If your employment with us is terminated for any reason after you have received shares of Restricted Stock, but before you have satisfied your income and employment withholding tax obligation, we will deduct the entire amount of any remaining tax obligation from your final paycheck, with the remainder, if any, being payable by you to us.

Stock Options:

Generally, the issuance of stock options or the vesting of stock options is not a taxable event.  Stock options may be issued as Incentive Stock Options (“ISOs”) under the Internal Revenue Code or issued as non-qualified stock options (“NQSOs”).  Although all of the Eligible Option Grants issued to you may be labeled as ISOs, some or all of the options in a grant may be disqualified, with the disqualified portion being treated as NQSOs.

Stock options that qualify as ISOs may provide an employee with significant tax benefits, by allowing the employee to exercise the stock options, in limited amounts, without being taxed as ordinary income on the intrinsic (or in-the-money) value on the exercise date.  Additionally, long-term capital gains treatment is available if the exercised ISO shares are held one year from the date of the exercise or two years from the date the options were granted, whichever is later.

There can be significant disadvantages to ISOs.  Among them is that the difference between the fair market value of the stock and the exercise price (the in-the-money amount), upon exercise, is includable in income for alternative minimum tax (AMT) purposes.  Although current tax law allows the excess you might pay from your AMT tax liability over your ordinary tax liability to be “carried over” and possibly used in future years as an offset to your ordinary income tax liability, your exercising an ISO doesn’t generate any cash to you to pay any AMT tax liability.  The problem can become worse if the sock price then falls before the share are sold, leaving you an AMT bill in the year of exercise, even though the stock actually produced no income.

NQSOs (non-qualified stock options), whether issued as NQSOs or issued as ISOs that became NQSOs, will generally require you to recognize ordinary income (like salary) equal to the intrinsic or in-the-money value of the option on the exercise date.  The ordinary income resulting from the exercise of NQSOs will be reflected in your Form W-2 for the year, thereby notifying the IRS that your option was exercised.  At the time that you recognize ordinary income, you will have income and employment withholding tax obligations with respect to that income, much like the obligation that arises when we pay you your salary.  If after exercising your NQSO you hold your stock for the requisite holding period, any future sale of your stock may be more favorable taxable as long-term capital gains, with the exercise price becoming your basis for calculating your gain.

Tax Withholding

In most cases, at the time the shares of restricted stock vest, you will be responsible for FICA taxes. This generally would mean that 1.45% of the fair market value of the restricted stock at the time of vesting would have to be withheld in payment of Medicare tax. While you are also potentially subject to the larger old age and survivor component of FICA, this is true only to the extent your salary does not exceed the Social Security taxable wage base for that year ($106,800 for 2009). The timing of the vesting of the Restricted Stock or the Section 83(b) election would affect the old age and survivor component of FICA. In addition, you will have an income tax withholding obligation with respect to ordinary income you must recognize on the shares’ vesting date, much like the obligation that arises when we pay you your salary. We will be authorized under the 2004 Stock Plan and your restricted stock agreement to withhold shares having a value equal to your tax withholding requirement from the shares that would otherwise be released to you upon vesting. Alternatively, we may satisfy these tax withholding obligations by one of the methods described in the response to Part I, Question 47 and in Part III, Section 14 of the Offer to Exchange.

The income tax withholding may be insufficient to cover your final income tax liability with respect to the vesting of your shares. You should consult with your own tax advisor to determine whether you should make estimated tax payments for each year in which your shares vest.

You should review Part III, Section 14 of the Offer to Exchange carefully for a more detailed discussion of the potential consequences of participating in this offer. We recommend that you consult with your personal tax advisor before deciding whether or not to participate in the offer with respect to the tax consequences relating to your specific circumstances.

BUSINESS-RELATED RISKS

For a discussion of risks associated with our business, please see the discussion of risks related to our Company, industry and our common stock under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, filed on September 24, 2008 and in each of our Quarterly Reports on Form 10-Q for the period ended September 30, 2008, filed with the SEC on November 14, 2008, December 31, 2008, filed with the SEC on February 17, 2009 and March 31, 2009, filed with the SEC on May 15, 2009.

III. THE EXCHANGE PROGRAM

SECTION 1.         The Exchange Program; Eligibility; Expiration Date.

Evolution Petroleum Corporation, a Delaware corporation, (together with its subsidiaries, “Evolution Petroleum,” “EPM,” “Company,” “we,” “our” or “us”) is offering employees and consultants the opportunity to exchange certain outstanding stock option grants to purchase shares of our common stock granted under the Evolution Petroleum Corporation Amended and Restated 2004 Stock Plan (the “2004 Stock Plan”) that have a per share exercise price of $2.33 or greater, which we refer to as an “Eligible Option Grant,” for restricted common stock, which is subject to vesting based on continued employment for a specified period (the “Restricted Stock”).  An Eligible Option Grant will be exchanged for Restricted Stock in the ratio of 1 share of Restricted Stock for every 1.7273 stock options rounded to the nearest whole number (the “Conversion Factor”), on the terms and under the conditions set forth in this offer to exchange (the “Offer to Exchange”).  We refer to this offer to exchange Eligible Option Grants for Restricted Stock in accordance with the terms and conditions of this offer to exchange as the “Exchange Program.”  In this Offer to Exchange, when we refer to a “Section,” unless otherwise indicated, we are referring to a Section under this Part III, “The Exchange Program.”

Each Eligible Option Grant that may be exchanged pursuant to the Exchange Program was granted under the 2004 Stock Plan.  Restricted Stock will be granted under the 2004 Stock Plan upon the terms and subject to the conditions set forth in this Offer to Exchange, the related Evolution Petroleum Corporation Stock Option Exchange Program Election Form (the “Election Form”), the related Evolution Petroleum Corporation Eligible Option Grant and Restricted Stock Information Sheet (the “Information Sheet”) and the 2004 Stock Plan.  Participation in the Exchange Program is voluntary.

Upon the terms and subject to the conditions of this Exchange Program, we will grant Restricted Stock in accordance with Part III, Section 8 and as authorized under the 2004 Stock Plan in exchange for each Eligible Option Grant that is properly tendered for exchange and not validly withdrawn in accordance with Part III, Section 4 before the Expiration Date of the Exchange Program.

An employee or consultant of the Company will be an Eligible Person and eligible to participate in the Exchange Program, provided that, during the entire period commencing on and including May 15, 2009 through the date the Restricted Stock is granted (the “Eligibility Period”), he or she satisfies all of the following conditions:

•                              Is not a member of our Board of Directors;

•                              Is not an Executive Officer;

•                              Is actively employed by, or providing consulting services to the Company or a subsidiary of the Company, or is receiving long-term disability benefits from us, or is on one of the following short-term leaves, as defined by the Compensation Committee of our Board of Directors:

•                              Military leave;

•                              sick leave;

•                              or other bona fide leave of absence (to be determined in the sole discretion of the Administrator); and

•                              Holds an Eligible Option Grant.

Even if you are an Eligible Person when the Exchange Program commences on May 15, 2009, you will not be eligible to exchange your Eligible Option Grant for Restricted Stock unless you continue to meet all of the conditions of an Eligible Person throughout the entire Eligibility Period, including the date on which the Restricted Stock is granted.

An Eligible Option Grant is a stock option granted under our 2004 Stock Plan that gives the holder the right to purchase a specified number of shares of our common stock at an exercise price equal to or greater than the “Threshold Price” and are held by Eligible Persons.  The threshold price is $2.33, which represents approximately 124% of the closing price of our common stock prior to March 31, 2009, as reported on the NYSE AMEX, which is $1.87.

This Exchange Program will expire at 11:59 p.m. EDT on Monday, June 15, 2009, unless and until we, in our sole discretion, extend the period of time during which this Exchange Program will remain open.  If we extend the period during which this Exchange Program remains open, the new Expiration Date will be the latest time and date at which this Exchange Program, as so extended, expires.  See Part III, Section 14 for a description of our rights to extend, delay, terminate and amend this Exchange Program.

For any Eligible Option Grant you elect to exchange, you must exchange all of the unexercised stock options of the Eligible Option Grant in its entirety and you may not exchange any Eligible Option Grant with respect to only some of the unexercised option shares covered by that grant.  If you have previously exercised a portion of an Eligible Option Grant, only the portion of that grant which has not been exercised will be eligible to be exchanged for Restricted Stock.

If you properly tender an Eligible Option Grant that is accepted for exchange, the exchanged grant will be cancelled and, subject to the terms of this Exchange Program, you will be entitled to receive Restricted Stock under the 2004 Stock Plan in accordance with Part III, Section 8 as modified by the terms of the Restricted Stock Agreement in Exhibit (d)(3) hereto.  An Eligible Option Grant that is accepted for exchange will no longer be exercisable after the Expiration Date, unless the individual who tendered it for exchange ceases to be an Eligible Person before the end of the Eligibility Period (in which event the Eligible Option Grant will remain outstanding and exercisable in accordance with its terms notwithstanding any action the Company may have taken to cancel the Eligible Option Grant or issue Restricted Stock) or such individual properly withdraws the election as described in Part III, Section 4.

If we materially change the terms of this Exchange Program, or if we waive a material condition of this Exchange Program, we will extend the Exchange Program in accordance with applicable legal requirements.  The amount of time by which we will extend this Exchange Program following a material change in the terms of the Exchange Program will depend on the facts and circumstances, including the relative materiality of such terms.  If we materially change the terms of this Exchange Program we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements.

SECTION 2.         Purpose of this Exchange Program.

We believe that an effective and competitive employee/consultant stock-based incentive compensation program is very important to the future success of our business.  We rely heavily on the specialized skills and expertise of our employees and consultants to implement our strategic initiatives and develop our business.  We believe stock-based compensation for employees and consultants constitute a key part of our incentive and retention programs because such equity compensation encourages employees and consultants to act like owners of the business, motivating them to work toward the success of the Company and rewarding their contributions by allowing them to benefit from increases in the value of our shares.

Many of our employees and consultants now hold stock options which were granted under our 2004 Stock Plan at various per share exercise prices and these stock options are now, or recently have been, significantly “underwater”, meaning they may have exercise prices significantly higher than the current market price of our common stock.  As a result, we believe that the stock options have become ineffective at providing its intended incentives and retention value.  The purpose of this Exchange Program is to address these issues by providing a way for eligible employees and consultants to exchange their stock options for Restricted Stock, if they choose to do so.

Neither we nor our Board of Directors makes any recommendation as to whether you should elect to exchange your Eligible Option Grant, nor have we authorized any person to make any such recommendation.  You are urged to evaluate carefully all of the information in this Exchange Program.  You must make your own decision whether to elect to exchange your Eligible Option Grant for Restricted Stock pursuant to the Exchange Program.

SECTION 3.         Procedures for Electing to Exchange an Eligible Option Grant.

Proper Exchange of an Eligible Option Grant:  An individualized Election Form and Information Sheet is included with this Offer to Exchange.  If you elect to participate, you must complete and submit the enclosed Election Form and Information Sheet, which must be received by the Company no later than 11:59 p.m. EDT on June 15, 2009, unless this Exchange Program is extended.  The Election Form and Information Sheet must be submitted by E-mail to smcdonald@evolutionpetroleum.com.  The subject line of the E-mail must state: “Exchange Program.”

The Election Form and Information Sheet should not be sent via inter-office mail or hand delivered.  If you have any questions about the election process, please send an e-mail directly to smcdonald@evolutionpetroleum.com.

As mentioned above, your Election Form and Information Sheet must be received by the Company no later than 11:59 p.m. EDT on June 15, 2009, unless this Exchange Program is extended.  You will receive a confirmation by E-mail after our receipt of your completed Election Form and Information Sheet.  If your Eligible Option Grants is properly tendered for exchange under the Exchange Program, is not withdrawn and is accepted by the Company prior to the Expiration Date, you will receive a final confirmation notice confirming that the Eligible Option Grant have been accepted for exchange and cancelled. The confirmation notice will also set forth the number of shares of Restricted Stock that have been granted to you under the Exchange Program.

If we do not receive your Election Form and Information Sheet by the Expiration Date, then you will not be able to participate in the Exchange Program, and each Eligible Option Grant currently held by you will remain intact with its original exercise price and with its other original terms.

Although the Election Form and Information Sheet must be submitted by E-mail, the electing Eligible Person bears the risk and responsibility to allow sufficient time to ensure timely delivery to and receipt by the Company of any documents in connection with an election to participate in the Exchange Program.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. The Company will determine, in our sole discretion, all questions as to validity, form, eligibility under the Exchange Program, including time of receipt and acceptance of any documentation relating to the exchange of Eligible Option Grants.  Our determination of these matters will be final, conclusive and binding on all persons. We reserve the right to reject any or all Eligible Option Grants tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept or are not timely received by the Company.  We also reserve the right, in our reasonable discretion, to waive any of the conditions of this Exchange Program or any defect or irregularity in any tender of Eligible Option Grants for exchange.  If we waive any of the conditions of this Exchange Program we will do so for all Eligible Persons.  No tender of Eligible Option Grants for exchange will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement.  Your election to exchange an Eligible Option Grant pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Exchange Program and an offer to exchange under the Exchange Program.  Our acceptance of the Eligible Option Grant that you tender for exchange pursuant to this Exchange Program will constitute our binding agreement with you upon the terms and subject to the conditions of this Exchange Program.

Subject to our rights to extend, terminate and amend this Exchange Program, we currently expect that we will accept promptly after the Expiration Date all properly tendered Eligible Option Grants that have not been validly withdrawn.

SECTION 4.         Withdrawal Rights.

You may withdraw your tendered Eligible Option Grant only in accordance with the provisions of this Section 4.

An Eligible Person who has submitted an Election Form and Information Sheet may withdraw any or all of the tendered Eligible Option Grant at any time before the Expiration Date of the Exchange Program (11:59 p.m. EDT on June 15, 2009).  If the Expiration Date is extended by us, you may withdraw any or all of your tendered Eligible Option Grants at any time until the expiration as extended for this Exchange Program.

To validly withdraw a tendered Eligible Option Grant, you must submit to the Company a replacement Election Form Information Sheet implementing the same means used to submit the original Election Form, and we must receive the replacement Election Form and Information Sheet before the Expiration Date of the Exchange Program.  To constitute a proper notice of withdrawal, the replacement Election Form and Information Sheet must be properly completed and specifically decline to participate in the Exchange Program and be submitted in the manner set forth above in Part III, Section 5 for submission of an Election Form and Information Sheet.

It is your responsibility to confirm that the Company has received your replacement Election Form and Information Sheet indicating the withdrawal of any or all of your tendered Eligible Option Grant(s) before the Expiration Date.  If you elect to withdraw an Eligible Option Grant, you must withdraw the entire grant.  Withdrawals that follow the aforementioned procedures will be considered valid, and the applicable Eligible Option Grant will not be considered tendered for exchange.  In order to subsequently exchange an Eligible Option Grant that was subject to a valid withdrawal, you must properly re-tender for exchange the Eligible Option Grant before the Expiration Time by following the procedures described in Part III, Section 3.

If your employment with the Company terminates prior to the cancellation of options tendered pursuant to this offer, your tendered options will automatically be withdrawn. If automatically withdrawn, you may exercise those options to the extent they are vested at the time of your termination of employment, but only during the limited period for which those options remain exercisable pursuant to your stock option agreement following your termination.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form or Information Sheet submitted to withdraw a previously tendered Eligible Option Grant, nor will anyone incur any liability for failure to give any such notice.  We will determine, in our sole discretion, all questions as to the form and validity of a notice of withdrawal, including time of receipt.  Our determination of these matters will be final, conclusive and binding.

SECTION 5.         Acceptance of Eligible Option Grants for Exchange and Issuance of Restricted Stock.

Upon the terms and subject to the conditions of this Exchange Program and promptly following the Expiration Date, we will accept for exchange all Eligible Option Grants properly tendered and not validly withdrawn before the expiration of the offer. All Eligible Option Grants accepted by us pursuant to this Exchange Program will be canceled as of the date of acceptance, and you will no longer have any rights under those options. Restricted stock awards will be granted as of the date of our acceptance, which we expect to promptly follow the Expiration Date. If we accept and cancel options properly tendered for exchange after the Expiration Date, or if we extend the date by which we must accept and cancel options properly tendered for exchange, the time in which the restricted stock rights will be granted will be similarly delayed.

We will not accept partial tender of an Eligible Option Grant. However, you may tender the remaining portion of an Eligible Option Grant that you have partially exercised.

For purposes of this Offer to Exchange, we will be deemed to have accepted for exchange Eligible Option Grants that are validly tendered and not properly withdrawn when we give final confirmation notice to tendering Eligible Persons of our acceptance. We will give final confirmation notice of our acceptance, which may be by inter-office mail, E-mail, facsimile or press release, promptly following the Expiration Date.

All Restricted Stock awards will be granted under our 2004 Stock Plan and will be subject to the terms and conditions of an award agreement between you and us (a form of which is attached hereto as Exhibit (d)(1). As promptly as practicable after the grant date, we will send you an award agreement (in the appropriate form filed as an exhibit to our Tender Offer Statement on Schedule TO but with all the blanks filled in). This agreement will be effective from and as of the grant date.

If you are not an Eligible Person on the Expiration Date or at any time during the Eligibility Period, including the date the Restricted Stock is granted, your election to exchange your options will automatically be deemed void and this Exchange Program will not affect the terms of your existing Eligible Option Grants.

SECTION 6.         Price Range of Common Stock Underlying the Eligible Option Grants and Restricted Stock.

Our common stock is quoted on NYSE AMEX under the symbol “EPM.”  The following table shows, for the periods indicated, the high and low closing sales prices per share of our common stock as quoted on NYSE AMEX.

2009:	High	Low
Third quarter ended March 31, 2009	$1.92	$1.20
Second quarter ended December 31, 2008	$2.87	$1.05
First quarter ended September 30, 2008	$5.95	$3.00

2008:	High	Low
Fourth quarter ended June 30, 2008	$7.17	$4.16
Third quarter ended March 31, 2008	$5.85	$3.76
Second quarter ended December 31, 2007	$5.60	$3.02
First quarter ended September 30, 2007	$3.24	$2.15

2007:	High	Low
Fourth quarter ended June 30, 2007	$3.66	$2.42
Third quarter ended March 31, 2007	$3.18	$2.49
Second quarter ended December 31, 2006	$3.04	$2.38
First quarter ended September 30, 2006	$3.30	$2.64

As of May 14, 2009, the closing price of our common stock as reported by NYSE AMEX was $2.84 per share. There is no established trading market for employee stock options to purchase shares of our common stock.

We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Program, and again immediately before your elections become final on the Expiration Date.

SECTION 7.         Conditions of this Exchange Program.

Any funds received by us representing the par value per share of Restricted Stock ($0.001 per share) issued under the Exchange Program, shall be unrestricted and used for general corporate purposes.

Notwithstanding any other provision of this Exchange Program, we will not be required to accept any Eligible Option Grants tendered for exchange.  Further, we may terminate or amend this Exchange Program, or postpone our acceptance and cancellation of any Eligible Option Grants tendered for exchange, in each case subject to rules promulgated under the Exchange Act, if at any time on or after the date hereof and prior to the Expiration Date any of the following events has occurred, or has been determined by us to have occurred or likely to occur, and, in our reasonable judgment makes it inadvisable to proceed with this Exchange Program:

(a) there shall have been threatened or instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Exchange Program, the acceptance for exchange or cancellation of some or all of the Eligible Option Grants tendered for exchange pursuant to this Exchange Program or the issuance of Restricted Stock;

 (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Exchange Program or any Eligible Option Grants tendered for exchange, or to us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i)    make the acceptance for exchange of, or issuance of Restricted Stock for, some or all of the Eligible Option Grants tendered for exchange illegal or otherwise restrict or prohibit consummation of this Exchange Program;

(ii)   delay or restrict our ability, or render us unable, to accept for exchange, cancel or issue Restricted Stock for some or all of the Eligible Option Grants tendered for exchange;

(iii)  materially impair (such as by increasing the accounting or other costs of this Exchange Program to us) the contemplated benefits of this Exchange Program to us; or

(iv)  materially and adversely affect the business, condition (financial or other), income or operations of the Company;

(c) there shall have occurred:

(i)    any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii)   the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States;

(iii)  the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv)  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(v)   any significant increase or decrease in the market price of the shares of our common stock;

(vi)  any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other) or operations of the Company or on the trading in our common stock; or

(vii) in the case of any of the foregoing existing at the time of the commencement of this Exchange Program, a material acceleration or worsening thereof.

(d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i)    any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act , shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before May 15, 2009;

(ii)   any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before May 15, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(e) any change or changes shall have occurred in the business, condition (financial or other), assets, income or operations of the Company that, in our reasonable judgment, is or may have a material adverse effect on the Company.

The conditions to this Exchange Program are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to such conditions before the Expiration Date.  We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our reasonable discretion, whether or not we waive any other condition to this Exchange Program.  Our failure at any time to exercise any of these rights shall not be deemed a waiver of any such rights.  The waiver of any of these rights with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances.  Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

SECTION 8.         Source and Amount of Consideration; Terms of Restricted Stock.

The Restricted Stock issued pursuant to this Exchange Program will be issued under the 2004 Stock Plan.

The number of whole shares of Restricted Stock we will issue in exchange for each stock option will be determined based upon a “Conversion Factor” of one share of Restricted Stock for every unexercised stock option to purchase 1.7273 shares under an Eligible Option Grant.  Each Eligible Person will receive an Individual Statement of Options identifying the options held by the Eligible

Person which have exercise prices equal to or greater than the Threshold Price of $2.33, and therefore are Eligible Option Grants.

The Conversion Factor was determined by the Compensation Committee of the Board of Directors by dividing (a) the number of shares of Restricted Stock, based on the closing stock price the day prior to the Committee Date, equal to the fair value of the aggregate Eligible Option Grants (determined using the Black-Scholes valuation method for all Eligible Option Grants using a weighted average set of valuation assumptions as determined on the Committee Date), by (b) all vested and unvested outstanding options of all Eligible Option Grants.  The Board of Directors approved the Conversion Factor.

The number of Restricted Stock you will be granted in exchange for an Eligible Option Grants will be determined as follows: divide (i) the number of stock options pursuant to your Eligible Option Grant by (ii) the Conversion Factor.  We will not issue any Restricted Stock for fractional shares.  Instead, in each case where the Conversion Factor yields a fractional amount of shares, we will round to the nearest whole number of shares.

Terms of Restricted Stock.  The Restricted Stock issued pursuant to this Exchange Program will be issued under the 2004 Stock Plan and will be subject to a Restricted Stock agreement between the Company and the Eligible Person.  As promptly as practicable after the grant date, we will send to each recipient of Restricted Stock in this Exchange Program a completed Restricted Stock agreement, signed by our Chief Executive Officer and requiring the signature of the recipient, substantially in the form of Exhibit (d)(3) herein.  You will also be required to pay the par value per share ($0.001 per share) of the Restricted Stock to be issued to you.  For example, if you receive 100,000 shares of Restricted Stock you will be required to pay $100 to the Company.

Each share of Restricted Stock will be unvested at the time it is granted and will become vested on the basis of the Eligible Person’s continued service with the Company in accordance with and subject to the terms of the Exchange Program as follows:  If and to the extent any stock options pursuant to your Eligible Option Grant are vested on the Expiration Date, the Restricted Stock exchanged for those vested options will become vested on the first anniversary of the Expiration Date, being June 15, 2010, unless the Expiration Date is extended.  If and to the extent any stock options pursuant to your Eligible Option Grant are not vested on the Expiration Date the Restricted Stock exchanged for those unvested options will become vested on the first anniversary of the original vesting date(s) on which such unvested options would have otherwise become vested.

Income Tax Consequences of the Exchange Program.  Please refer to Part III, Section 13 for a discussion of the material U.S. federal income tax consequences of the exchange of Eligible Options for Restricted Stock under this Exchange Program.

Registration and Sale of Restricted Stock. All shares of Restricted Stock issuable upon exchange of Eligible Options are granted under the 2004 Stock Plan and have been registered under the Securities Act of 1933 on Form S-8 filed with the SEC.

IMPORTANT NOTE: The statements in this Offer to Exchange concerning the 2004 Stock Plan and the Restricted Stock are subject to, and are qualified in their entirety by reference to, the provisions of the 2004 Stock Plan and the Restricted Stock agreement.  A copy of the 2004 Stock Plan and the form of Restricted Stock Agreement are attached hereto and are also available by contacting us at 713-935-0122 or by writing to us at our principal executive offices at 2500 CityWest Blvd., Suite 1300, Houston, Texas 77042.

SECTION 9.         Information Concerning Evolution Petroleum Corporation.

Evolution Petroleum Corporation, a Nevada corporation, together with its subsidiaries, is an independent oil and natural gas company. The address of its principal executive office is 2500 CityWest Blvd. Suite 1300, Houston, Texas 77042. The telephone number at that address is (713) 935-0122.

Certain Financial Information. Set forth below is a summary of our financial information. This information is derived from and qualified by reference to our publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and other financial information included in the sections entitled “Item 6. Selected Financial Data,” and “Item 8. Financial Statements” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and “Part I, Item 1. Consolidated Condensed Financial Statements” of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, “Part I, Item 1. Consolidated Condensed Financial Statements” of our Quarterly Report on Form 10-Q for the Quarter ended March 31, 2009, and “Part I, Item 1. Consolidated Condensed Financial Statements” of our Quarterly Report on Form 10-Q for the quarter ended December 31, 2008, all of which are incorporated herein by reference.  See Part III, Section 16 for instructions on how you can obtain copies of the SEC reports that contain our audited financial statements and unaudited financial information.  For information regarding the accounting consequences of this Exchange Program, see Part III, Section 11.

The following table sets forth selected consolidated financial information as of and for three and nine month periods ended March 31, 2009 and 2008.

Summary Consolidated Income Statements and Balance Sheets:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2009	2008	2009	2008
Income Statement Data:
Revenue	$1,164,464	$744,702	$5,111,232	$1,899,624
Lease operating expense	255,710	300,186	905,020	971,688
Production taxes	29,750	12,867	137,522	46,231
Depreciation, depletion, and amortization	759,836	139,086	1,909,009	372,645
Accretion expense	12,591	7,110	24,452	16,656
General and administrative expense (“G&A”) (excluding stock-based compensation)	1,058,117	772,555	3,077,334	2,750,980
G&A: Stock-based compensation	537,285	493,872	1,645,535	1,311,443
Loss from operations	(1,488,825)	(980,974)	(2,587,640)	(3,570,019)
Interest income	8,024	165,014	99,452	772,835
Loss before benefit for income taxes	(1,480,801)	(815,960)	(2,488,188)	(2,797,184)
Income tax benefit	(444,184)	(279,975)	(596,237)	(848,961)
Net loss	$(1,036,617)	$(535,985)	$(1,891,951)	$(1,948,223)
Net loss per share
-basic	$(0.04)	$(0.02)	$(0.07)	$(0.07)
-diluted	$(0.04)	$(0.02)	$(0.07)	$(0.07)

Balance Sheet Data (at end of period):
Cash and cash equivalents and $1,740,944 of short-term certificates of deposit as of March 31, 2009.	$6,641,163	$19,875,284	$6,641,163	$19,875,284
Working capital(1)	7,503,457	18,158,478	7,503,457	18,158,478
Total assets	37,980,788	36,263,918	37,980,788	36,263,918
Non-current liabilities	4,471,156	585,795	4,471,156	585,795
Total liabilities	5,936,900	4,117,476	5,936,900	4,117,476
Stockholders’ equity	32,043,888	32,146,442	32,043,888	32,146,442

(1)     Working capital is defined as current assets less current liabilities.

The following table sets forth selected consolidated financial information as of and for the fiscal years ended June 30, 2008 and 2007.

Summary Consolidated Income Statements and Balance Sheets:

	Year Ended June 30,
	2008	2007
Income Statement Data:
Revenue	$4,256,128	$1,866,878
Lease operating expense	1,255,787	1,352,907
Production taxes	90,252	62,426
Depreciation, depletion, and amortization	903,214	291,150
Accretion expense	20,196	17,319
General and administrative expense (“G&A”) (excluding stock-based compensation)	3,705,751	2,878,107
G&A: Stock-based compensation	1,791,486	1,613,493
Income (loss) from operations	(3,510,558)	(4,348,524)
Interest income	854,130	1,899,460
Loss before benefit for income taxes	(2,656,428)	(2,449,064)
Income tax benefit	(1,085,454)	(638,853)
Net loss	$(1,570,974)	$(1,810,211)
Net loss per share
-basic	$(0.06)	$(0.07)
-diluted	$(0.06)	$(0.07)

Balance Sheet Data (at end of period):
Cash and cash equivalents	$11,272,280	$27,746,942
Working capital(1)	13,630,022	27,324,960
Total assets	40,365,848	34,905,992
Non-current liabilities	3,191,066	526,288
Total liabilities	7,362,114	2,122,846
Stockholders’ equity	33,003,734	32,783,146

(1)     Working capital is defined as current assets less current liabilities.

SECTION 10.	Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Eligible Option Grants.

A list of the directors and executive officers of Evolution is attached as Appendix A to this Offer to Exchange.

Members of our Board of Directors and our Executive Officers will not be allowed to participate in the Exchange Program.

As of May 15, 2009, our directors and executive officers (8 persons) as a group held options outstanding under the 2004 Stock Plan to purchase a total of 2,842,490 shares of our common stock.  This number represented approximately 63% of the shares subject to all stock options outstanding under the 2004 Stock Plan as of May 15, 2009.

Neither we nor any of our executive officers or directors was engaged in transactions involving Eligible Option Grants during the 60 days prior to May 15, 2009.  For more detailed information on the beneficial ownership of our common stock by our directors and executive officers, you can you can consult the beneficial ownership table of our Definitive Proxy Statement for our 2008 Annual Meeting of Stockholders filed with the SEC on November 4, 2008, and incorporated herein by reference.

Except as described in this Offer to Exchange and except as set forth in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, or our Definitive Proxy Statement for our 2008 Annual Meeting of Stockholders, and other than outstanding options and other awards granted from time to time to certain of our employees (including executive officers) and our directors under our compensation and incentive plans, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Exchange Program with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

SECTION 11.	Status of Eligible Option Grants Acquired by Us in this Exchange Program; Accounting Consequences of this Exchange Program

Each Eligible Option Grant that we acquire pursuant to this Exchange Program will be cancelled.  Subsequently, the shares of common stock that were subject to the cancelled Eligible Option Grant will be available for future awards under our 2004 Stock Plan.

We have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment (“SFAS 123(R)”).  Under SFAS 123(R), we will recognize the incremental compensation cost of the Restricted Stock granted in this Exchange Program.  The incremental compensation cost will be measured as the excess, if any, of the fair value of the Restricted Stock granted in exchange for a surrendered Eligible Option Grant, over the fair value of the Eligible Option Grant surrendered in exchange for the Restricted Stock.  The fair value of Restricted Stock will be measured as of the date they are granted and the fair value of the Eligible Option Grant surrendered will be measured immediately prior to the cancellation. This incremental compensation cost, along with any unrecognized compensation cost associated with the Eligible Option Grant, will be recognized in compensation expense ratably over the vesting period of the Restricted Stock.  Since these assumptions and factors used to determine the fair value of the Eligible Option Grants and the Restricted Stock, including the number of Eligible Option Grants ultimately tendered in the Exchange Program, we cannot predict with any certainty at this time, the amount of incremental compensation expense until the Expiration Date of this Exchange Program.

SECTION 12.	Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Restricted Stock for Eligible Option Grants as contemplated by this Exchange Program.  If any approval or other action by any government or governmental, administrative or regulatory authority or agency is required for the acquisition or ownership of our stock options and a procedure for obtaining such approval or other action is practically available, as contemplated in this Exchange Program, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action.  We are unable to predict whether we may in the future determine that we are required to delay the acceptance of Eligible Option Grants or not accept Eligible Option Grants for exchange pending the outcome of any such matter.  We cannot assure you that any such approval or other action, if needed, can be obtained or can be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business.  Our obligation under this Exchange Program to accept Eligible Option Grants tendered for exchange and to grant Restricted Stock for Eligible Option Grants tendered for exchange is subject to conditions, including the conditions described in Part III, Section 7 of this Offer to Exchange.

SECTION 13.	Material U.S. Federal Income Tax Consequences.

The following section provides a general summary of material federal income tax consequences associated with the Exchange Program and the Restricted Stock, and does not constitute tax advice. The information provided in this section is based on the Internal Revenue Code, Treasury Regulations and administrative and judicial authorities as of the date of this Exchange Program, all of which may change, possibly on a retroactive basis.  This section does not discuss other federal tax consequences (such as employment or estate and gift taxes) or state, local or non-U.S. tax consequences. This section may not discuss all of the tax consequences that are relevant to you in light of your particular circumstances. You should consult with your tax advisor for further information with respect to the federal, foreign, state, local, and any other tax consequences of your participation in the Exchange Program.

Federal Income Tax Consequences of the Exchange of Eligible Option Grants. Your receipt of Restricted Stock in exchange for Eligible Option Grants pursuant to this Exchange Program will generally not be a taxable event for federal income tax purposes.  You will, however, recognize ordinary income (like salary) at the time the shares vest in an amount equal to the fair market value of those shares at each vesting date.  We will determine the fair market value of the shares based on the closing price of our common stock as reported on the NYSE AMEX on the applicable date.  The ordinary income resulting from the vesting of shares of Restricted Stock will be reflected in the Form W-2 reported to the Internal Revenue Service for the year of the vesting of the shares.  At the time that you recognize ordinary income, you will have an income and employment withholding tax obligation with respect to that income, much like the obligation that arises when we pay you your salary.   In accordance with Section 83(a) of the Internal Revenue Code, you do not have to make an election for the foregoing tax treatment, and the holding date for capital gain purposes begins on each share’s vesting date.

Alternatively, you are permitted to make an affirmative election under Section 83(b) of the Internal Revenue Code within 30 days of your acquiring Restricted Stock on the exchange date, which will be included in your income at the fair market value of the shares on the date they are transferred to you on the exchange date, rather than on the date that the shares vest. Under this election, the holding date for capital gain purposes begins on the transfer date of the shares, regardless of the vesting date.  You should use caution, however, since an employee making a Section 83(b) election would not be entitled to any deduction or credit for taxes paid in the year of acquisition if he or she subsequently forfeits unvested shares upon termination of employment.

Generally, the issuance of stock options or the vesting of stock options is not a taxable event.  Stock options may be issued as Incentive Stock Options (“ISOs”) under the Internal Revenue Code or issued as non-qualified stock options (“NQSOs”).  Although all of the Eligible Option Grants issued to you may be labeled as ISOs, some or all of the options in a grant may be disqualified, with the disqualified portion being treated as NQSOs.

Stock options that qualify as ISOs may provide an employee with significant tax benefits, by allowing the employee to exercise the stock options, in limited amounts, without being taxed as ordinary income on the intrinsic (or in-the-money) value on the exercise date.  Additionally, long-term capital gains treatment is available if the exercised ISO shares are held one year from the date of the exercise or two years from the date the options were granted, whichever is later.

There can be significant disadvantages to ISOs.  Among them is that the difference between the fair market value of the stock and the exercise price (the in-the-money amount), upon exercise, is includable in income for alternative minimum tax (AMT) purposes.  Although current tax law allows the excess you might pay from your AMT tax liability over your ordinary tax liability to be “carried over” and possibly used in future years as an offset to your ordinary income tax liability, your exercising an ISO doesn’t generate any cash to you to pay any AMT tax liability.  The problem can become worse if the sock price then falls before the share are sold, leaving you an AMT bill in the year of exercise, even though the stock actually produced no income.

NQSOs (non-qualified stock options), whether issued as NQSOs or issued as ISOs that became NQSOs, will generally require you to recognize ordinary income (like salary) equal to the intrinsic or in-the-money value of the option on the exercise date.  The ordinary income resulting from the exercise of NQSOs will be reflected in your Form W-2 for the year, thereby notifying the IRS that your option was exercised.  At the time that you recognize ordinary income, you will have income and employment withholding tax obligations with respect to that income, much like the obligation that arises when we pay you your salary.  If after exercising your NQSO you hold your stock for the requisite holding period, any future sale of your stock may be more favorable taxable as long-term capital gains, with the exercise price becoming your basis for calculating your gain.

As noted above, this discussion is only a summary of material federal income tax considerations and is not a substitute for professional tax advice. Before you decide whether to participate in the Exchange Program, we urge you to consult with your own tax advisor for an explanation of the federal income and other tax considerations that apply in the context of your own situation.

SECTION 14.	Extension of Exchange Program; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in Part III, Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which this Exchange Program is open, and, by doing so, delay the acceptance for exchange of any Eligible Option Grants, by giving oral or written notice of the extension to the option holders eligible to participate in the exchange or making a public announcement of the extension.

We also expressly reserve the right, in our reasonable judgment, before the Expiration Date, to terminate or amend this Exchange Program or to postpone our acceptance and cancellation of any Eligible Option Grants tendered for exchange upon the occurrence of any of the conditions specified in Part III, Section 7 of this Offer to Exchange, subject to applicable securities laws, by giving oral or written notice of the termination, amendment or postponement to the option holders eligible to participate in the Exchange Program or making a public announcement of the termination, amendment or postponement. If this Exchange Program is terminated or withdrawn, any Eligible Option Grants tendered for exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date. Any termination or withdrawal of this Exchange Program will be treated as if no offer to exchange was ever made.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event set forth in Part III, Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend this Exchange Program in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Exchange Program to option holders or by decreasing or increasing the number of options being sought in this Exchange Program.

Amendments to this Exchange Program may be made at any time and from time to time by public announcement of the amendment.  In the case of an extension, the amendment must be announced no later than 9:00 a.m. EDT on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to this Exchange Program will be disseminated promptly to Eligible Persons in a manner reasonably designed to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a press release.  For purposes of this Exchange Program, a “business day” means any day other than Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, EDT.20

If we materially change the terms of this Exchange Program or the information concerning this Exchange Program, or if we waive a material condition of this Exchange Program, we will extend this Exchange Program in accordance with applicable legal requirements. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Exchange Program following a material change in the terms of this Exchange Program or information concerning this Exchange Program will depend on the facts and circumstances, including the relative materiality of such terms or information. If we materially change the terms of this Exchange Program we will publish notice or otherwise notify you of our action in writing, in accordance with applicable legal requirements. If this Exchange Program is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such material changes is first published, sent or given, we will extend this Exchange Program so that this Exchange Program is open at least 10 business days following the publication, sending or giving of such notice.

SECTION 15.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Eligible Option Grants pursuant to this Exchange Program.

SECTION 16.	Additional Information.

This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC.  This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange Eligible Option Grants:

(a) Evolution Petroleum Corporation’s Quarterly Report on Form 10-Q, for the Quarter Ended March 31, 2009, filed with the SEC on May 15, 2009.

(b) Evolution Petroleum Corporation’s Amendment on Form 10-K/A to its Annual Report for the fiscal year ended June 30, 2008, filed with the SEC on April 7, 2008.

(c) Evolution Petroleum Corporation’s Quarterly Report on Form 10-Q, for the quarter ended December 31, 2008, filed with the SEC on February 17, 2009.

(d) Evolution Petroleum Corporation’s Quarterly Report on Form 10-Q, for the quarter ended September 30, 2008, filed with the SEC on November 14, 2008.

(e) Evolution Petroleum Corporation’s Amendment No. 1 to Schedule 14A Definitive Proxy Statement for the 2008 Annual Meeting of Stockholders, filed with the SEC on November 4, 2008.

(f) Evolution Petroleum Corporation’s Current Report on Form 8-K, filed with the SEC on November 3, 2008.

(g) Evolution Petroleum Corporation’s Schedule 14A Definitive Proxy Statement for the 2008 Annual Meeting of Stockholders, filed with SEC on October 28, 2008.

(h) Evolution Petroleum Corporation’s Current Report on Form 8-K, filed with the SEC on October 28, 2008.

(i) Evolution Petroleum Corporation’s Annual Report on Form 10-K, for the fiscal year ended June 30, 2008, filed with the SEC on September 24, 2008.

(j) Evolution Petroleum Corporation’s Form S-8 Registration Statement, filed with the SEC on July 3, 2008.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.  Our common stock is quoted on NYSE AMEX under the symbol “EPM”.

We will provide, without charge, to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Evolution Petroleum Corporation

Attention: Sterling H. McDonald

2500 City West Blvd. Suite 1300

Houston, Texas 77042

(713) 935-0122.

The information contained in this Offer to Exchange about Evolution Petroleum should be read together with the information contained in the documents to which we have referred you.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recently dated document.

SECTION 17.	Miscellaneous.

This Offer to Exchange and our SEC reports referred to above include forward-looking statements.  You can identify these statements by the fact that they do not relate strictly to historical or current facts.  They contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “should” and other words or phrases of similar meaning. Any or all of the forward-looking statements included in this Offer to Exchange and our SEC reports or other public statements made by us are not guarantees of future performance and may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties. These factors include, among other things, the risk factors and other cautionary statements included in our most recently filed reports on Form 10-K and Form 10-Q. Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Exchange Program.

We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with that law. If, after a good faith effort, we cannot comply with an applicable law, this offer will not be made to, nor will elections to exchange Eligible Option Grants be accepted from or on behalf of, the option holders residing in a jurisdiction where that law is applicable.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your Eligible Option Grants pursuant to this Exchange Program. You should rely only on the information contained in this Offer to Exchange or other information to which we have in this Offer to Exchange referred you.  We have not authorized anyone to give you any information or to make any representations in connection with this Exchange Program other than the information and representations contained in this Offer to Exchange or in the related Election Form and Information Sheet.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Evolution Petroleum Corporation

May 15, 2009

APPENDIX A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

EVOLUTION PETROLEUM CORPRATION

The directors and executive officers of Evolution Petroleum Corporation and their positions with the Company as of May 15, 2009 are set forth in the following table:

Name	Position(s) with the Company
Robert S. Herlin	Chairman, President and Chief Executive Officer
Sterling H. McDonald	Vice President, Chief Financial Officer and Treasurer
Daryl Mazzanti	Vice President for Operations
Laird Q. Cagan	Director
Gene Stoever	Director
E. J. DiPaolo	Director
William Dozier	Director
Kelly Loyd	Director

The address of each director and executive officer is: c/o Evolution Petroleum Corporation, 2500 City West Blvd. Suite 1300, Houston, Texas 77042.  The telephone number for each Director and Executive Officer is (713) 935-0122.

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